                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

The Board of Trustees and Shareholders
of Security Capital Pacific Trust:

We consent to incorporation by reference in registration statements No. 333-31031 (Form S-8), No. 333-31033 (Form S-8), No. 333-31405 (Form S-8), No.
333-42283 (Form S-3), No. 333-43723 (Form S-8) No. 333-24035 (Form S-3) and No.
333-44639 (Form S-3) of Security Capital Pacific Trust of our report dated January 31, 1998, except as to Note 13 which is as of March 6, 1998, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1997 and 1996, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Security Capital Pacific Trust.

KPMG Peat Marwick LLP
Chicago, Illinois
March 19, 1998